Lightpath Technologies, Inc.

Exhibit 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

LIGHTPATH TECHNOLOGIES, INC.

LIGHTPATH TECHNOLOGIES, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby amends its Amended and Restated Bylaws dated January 29, 2015 (the “Bylaws”) as follows:

1.

Article 9 of the Bylaws is hereby amended and restated in its entirety as follows:

“ARTICLE 9 – FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). “Internal Corporate Claims” means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.”

2.

All provisions of the Bylaws not amended hereby shall remain unchanged and in full force and effect.

3.

This amendment was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of the General Corporation Law of the State of Delaware, the Bylaws, and the Corporation’s Certificate of Incorporation, as amended.

IN WITNESS WHEREOF, the undersigned, on behalf of the Corporation, has executed this First Amendment to the Amended and Restated Bylaws as of September 21, 2017.

By:	/s/ Dorothy M. Cipolla
Dorothy Cipolla, Secretary